FIFTEENTH SUPPLEMENTAL INDENTURE (this “Fifteenth Supplemental Indenture”) dated as of June 16, 2025, among HISTORIC TW INC., a Delaware corporation (the “Company”), WARNER MEDIA, LLC, a Delaware limited liability company and successor by merger to TIME WARNER INC. (“WM”), HISTORIC AOL LLC (formerly known as AOL LLC), a Delaware limited liability company (“AOL”), TURNER BROADCASTING SYSTEM, INC., a Georgia corporation (“TBS”), HOME BOX OFFICE, INC., a Delaware corporation (“HBO”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York, as successor trustee to The Chase Manhattan Bank (formerly known as Chemical Bank)), a New York banking corporation, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company, WM, AOL, TBS and HBO have executed and delivered to the Trustee an Indenture, dated as of January 15, 1993, as amended and supplemented by the First Supplemental Indenture, dated as of June 15, 1993, the Second Supplemental Indenture, dated as of October 10, 1996, the Third Supplemental Indenture, dated as of December 31, 1996, the Fourth Supplemental Indenture, dated as of December 17, 1997, the Fifth Supplemental Indenture, dated as of January 12, 1998, the Sixth Supplemental Indenture, dated as of March 17, 1998, the Seventh Supplemental Indenture, dated as of January 11, 2001, the Eighth Supplemental Indenture, dated as of February 23, 2009, the Ninth Supplemental Indenture, dated as of April 16, 2009, the Tenth Supplemental Indenture, dated as of December 3, 2009, the Eleventh Supplemental Indenture, dated as of November 17, 2016, the Twelfth Supplemental Indenture, dated as of December 22, 2017, the Thirteenth Supplemental Indenture, dated as of June 14, 2018, and the Fourteenth Supplemental Indenture, dated as of May 21, 2019 (and as further amended and supplemented hereby to date (but for the avoidance of doubt, excluding this Fifteenth Supplemental Indenture), the “Indenture”), under which the Company has issued, among other things, (i) its 6.85% Debentures due 2026 (the “2026 Notes”) and (ii) its 8.30% Discount Debentures due 2036 (the “2036 Notes” and, together with the 2026 Notes and the 2028 Notes, the “Notes”);
WHEREAS, Section 902 of the Indenture provides, among other things, that, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may, subject to certain exceptions noted therein, enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities of each such series under the Indenture;
WHEREAS, the Company has solicited consents (the “Consent Solicitations”) from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture, as described in Section 2 of this Fifteenth Supplemental Indenture and in the offer to purchase and consent solicitation statement, dated as of June 9, 2025 (the “Offer to Purchase and Consent Solicitation Statement”), which sets forth, among other things, the terms and conditions of the offers by the Company to purchase for cash any and all of the outstanding Notes (each, an “Offer,” and collectively, the “Offers”) and the concurrent Consent Solicitations;
WHEREAS, the Company has received and caused to be delivered to the Trustee evidence of the consents from Holders of at least a majority of the outstanding aggregate principal amount of each of the 2026 Notes and the 2036 Notes, as applicable, to effect the Proposed Amendments under the Indenture with respect to the Notes;
WHEREAS, the Company is authorized by a Board Resolution to enter into this Fifteenth Supplemental Indenture;
WHEREAS, the Company has requested that the Trustee execute and deliver this Fifteenth Supplemental Indenture;
WHEREAS, the execution and delivery of this Fifteenth Supplemental Indenture has been duly authorized by the parties hereto, and all other acts and requirements necessary to make this Fifteenth Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken; and
WHEREAS, the Proposed Amendments set forth in Section 2 of this Fifteenth Supplemental Indenture shall become operative in respect of a series of Notes, and the terms of the Indenture and such series of Notes shall be amended, supplemented, modified or deleted as provided in Section 2 of this Fifteenth Supplemental Indenture, only upon the Settlement Date (as defined in the Offer to Purchase and Consent Solicitation Statement) of the Offer with respect to such series of Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, WM, AOL, TBS, HBO and the Trustee mutually covenant and agree as follows:
Section 1.Definitions.
(a)Unless otherwise provided herein, the capitalized terms used and not defined herein have the meanings ascribed to such terms in the Indenture.
(b)Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to the amendments set forth under this Fifteenth Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Articles, Sections, Clauses or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Fifteenth Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fifteenth Supplemental Indenture refer to this Fifteenth Supplemental Indenture as a whole and not to any particular Section hereof.
Section 2.Amendment to the Indenture.
(a)Solely with respect to the Notes, the Indenture shall hereby be amended by deleting the following Clauses, Sections or Articles of the Indenture and all references and definitions related thereto (to the extent not otherwise used in any other Clauses, Sections or Articles of the Indenture or the Notes not affected by this Fifteenth Supplemental Indenture) in their entirety, and such Clauses, Sections or Articles shall be of no further force and effect, and shall no longer apply to the Amended Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:
Clause (3) of Section 403 (“Defeasance Upon Deposit of Funds or Government Obligations”)
Clauses (4) and (5) Section 501 (“Events of Default”)
Article Eight (“Consolidation, Merger, Conveyance or Transfer”)
Section 1005 (“Legal Existence”)
Section 1006 (“Limitation on Liens”)
Section 1007 (“Limitations on Senior Debt”)
(b)The failure to comply with the terms of any of the deleted Clauses, deleted Sections or deleted Articles of the Indenture set forth above shall no longer constitute a Default or Event of Default under the Indenture with respect to the Notes, shall no longer have any consequence under the Indenture with respect to such Notes, and the Holders of such Notes shall be deemed to have waived any Default or Event of Default under the Indenture with respect to such failure (whether before or after the date of this Fifteenth Supplemental Indenture).
(c)Solely with respect to the Notes, the Indenture shall hereby be amended by modifying Section 901 (“Supplemental Indentures without Consent of Securityholders”) of the Indenture by renumbering clause (10) as clause (11) and adding the following as clause (10):
“to release any and all of the guarantees under this Indenture at any time at the Company’s discretion and terminate the obligations hereunder of each of the foregoing; or;”

Section 3.This Fifteenth Supplemental Indenture. This Fifteenth Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.
Section 4.GOVERNING LAW. THIS FIFTEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 5.WAIVER OF JURY TRIAL. EACH OF THE COMPANY, WM, AOL, HBO, TBS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIFTEENTH SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.Counterparts. This Fifteenth Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.
Section 7.Headings. The headings of this Fifteenth Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.
Section 8.Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company, WM, AOL, TBS and HBO and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifteenth Supplemental Indenture.
Section 9.Separability. In case any one or more of the provisions contained in this Fifteenth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision, in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fifteenth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
Section 11.Successors and Assigns. All covenants and agreements in this Fifteenth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 12.Effectiveness and Operability. This Fifteenth Supplemental Indenture shall become effective upon execution by all parties hereto. The Proposed Amendments set forth in Section 2 of this Fifteenth Supplemental Indenture shall become operative with respect to a series of Notes on the Settlement Date of the Offer with respect to such series of Notes.
Section 13.Benefits of Fifteenth Supplemental Indenture. Nothing in this Fifteenth Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy, or claim under this Fifteenth Supplemental Indenture.
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IN WITNESS WHEREOF, the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.
HISTORIC TW INC.

By:	/s/ Gunnar Wiedenfels
Name:	Gunnar Widenfels
Title :	Chief Financial Officer

WARNER MEDIA, LLC

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title :	Executive Vice President and Treasurer

HOME BOX OFFICE, INC.

By:	/s/ Gunnar Wiedenfels
Name:	Gunnar Widenfels
Title :	Chief Financial Officer

TURNER BROADCASTING SYSTEM, INC.

By:	/s/ Gunnar Wiedenfels
Name:	Gunnar Widenfels
Title :	Chief Financial Officer

HISTORIC AOL LLC
By: Warner Media, LLC, as sole member of
Historic AOL LLC

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title :	Executive Vice President and Treasurer
[Signature Page to Fifteenth Supplemental Indenture]

[Signature Page to Fifteenth Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title :	Vice President

[Signature Page to Fifteenth Supplemental Indenture]